Exhibit 99.3

FUTURE VISION II ACQUISITION CORP

(Company)

Company number: 406731

CONSENT TO ACT AS INDEPENDENT DIRECTOR OF THE COMPANY

To:	Future Vision II Acquisition Corp

My signature below represents my consent to act as an Independent Director of Future Vision II Acquisition Corp (the “Company”) subject to, and with the benefit of the provisions of, its memorandum and articles of association, as amended from time to time.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any applicable law from acting as a director of the Company.

Full Name:	Zheng “Terrence” Wu

Address:	c/o Future Vision II Acquisition Corp

Xiandai Tongxin Building

201 Xin Jinqiao Road, Rm 302

Pudong New District

Shanghai, China

Very sincerely,

/s/ Zheng “Terrence” Wu	June 20, 2024
Zheng “Terrence” Wu	Date